Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

HML CAPITAL CORP.

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

FIRST: The name of the corporation is HML CAPITAL CORP.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on January 25, 2016.

THIRD: The amendments of the certificate of incorporation of the corporation effected by this certificate of amendment are as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is hereby amended to read as follows:

FIRST: The name of the corporation is SACHEM CAPITAL CORP.

Paragraph TWELFTH of the Certificate of Incorporation relating to the definition of “Aggregate Stock Ownership Limit” set forth in Section 12.1. is hereby amended to read as follows:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 4.99% in value or number, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 12.2.8 of this Certificate of Incorporation. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities of the corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Paragraph TWELFTH of the Certificate of Incorporation relating to the definition of “Common Stock Ownership Limit” set forth in Section 12.1. is hereby amended to read as follows:

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 4.99% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 12.2.8 of this Certificate of Incorporation. The number and value of the outstanding Common Shares of the corporation shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Shares by any Person, Common Shares that may be acquired upon conversion, exchange or exercise of any securities of the corporation directly or constructively held by such Person, but not Common Shares issuable with respect to the conversion, exchange or exercise of securities of the corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

FOURTH: The foregoing amendments of the certificate of incorporation of the corporation were authorized by the consent in writing of all the members of the Board of Directors of the corporation, followed by the unanimous written consent of the holders of all of the outstanding shares of the corporation entitled to vote on the said amendments of the certificate of incorporation.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Executed on this 15th day of December, 2016.

/s/ Jeffrey C. Villano
Jeffrey C. Villano, President

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

OF

HML CAPITAL CORP.

(Pursuant to Section 805 of the Business Corporation Law)

Filer:

John C. Hui, Esq.

Morse, Zelnick, Rose & Lander LLP

825 Third Ave

New York, New York 10022